Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-2 of the Annual Report on Form 10-KSB of A4S Security, Inc. (now known as Security With Advanced Technology, Inc.) for the year ended December 31, 2005, and to the reference to our Firm under the caption “Experts” in the prospectus.

/S/ GHP HORWATH, P.C.

Denver, Colorado
January 10, 2007